Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF LANDACORP, INC.

Landacorp, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

    The name of this Corporation is Landacorp, Inc.

    The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was October 15, 1999.
    Pursuant to Section 242 of the Delaware General Corporation law, this Amended Certificate of Incorporation integrates and amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation as follows:

1. Article Fourth shall be amended to read in its entirety as follows:

FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is 50,000,000, with a par value of $0.001, and the total number of shares of Preferred Stock which this corporation is authorized to issue is 8,000,000, with a par value of $0.001. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

IN WITNESS WHEREOF, Landacorp, Inc. has caused this Amended Certificate of Incorporation to be signed by Eugene Santa Cattarina, its President, and attested by Stephen P. Kay, its Secretary, this 26 day of March, 2001.

LANDACORP, INC.

/s/ Eugene Santa Cattarina

Eugene Santa Cattarina, President

Attested: /s/ Stephen P. Kay

Stephen P. Kay, Secretary